SPROTT FUNDS TRUST N-14

Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of Sprott Funds Trust with respect to the filing of the Prospectus and Statement of Additional Information for Sprott Uranium Miners ETF, a series of the Sprott Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 26, 2022